NEUBERGER BERMAN EQUITY FUNDS
                                   TRUST CLASS
                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A

     The Series currently subject to this Agreement are as follows:

Neuberger Berman All Cap Growth Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Millennium Fund
Neuberger Berman Partners Fund
Neuberger Berman Premier Analysts Fund
Neuberger Berman Premier Convergence Fund
Neuberger Berman Premier Dividend Fund
Neuberger Berman Premier Energy Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Socially Responsive Fund

Date: October 7, 2006